Exhibit 21

SIGNIFICANT SUBSIDIARIES OF CENTERPOINT ENERGY, INC.

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b) (21) of Regulation S-K:

Utility Holding, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Investment Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

Enable Midstream Partners, LP (Enable), a Delaware limited partnership. CenterPoint Energy, Inc. indirectly owns 55.4% of the limited partner interests.

Subsidiaries of Enable:

Subsidiary                     State of Incorporation/Organization
Enable Intrastate Holdings II, LLC        Delaware
Enable Oklahoma Intrastate Transmission, LLC     Delaware
Enable Gathering & Processing, LLC     Oklahoma
Enable Gas Gathering, LLC     Oklahoma
Enable Products, LLC     Oklahoma
Enable Gas Transmission, LLC     Delaware

(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2014.